SECURITIES  AND EXCHANGE COMMISSION
WASHINGTON,  D.C.    20549

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FORM 8-K

CURRENT REPORT



Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934


Date of Report (Date of earliest event reported ):
July 17, 1998
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MAINSTREET  FINANCIAL CORPORATION
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(Exact name of as specified in charter)


Virginia             0-8622        54-1046817
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(State or other   (Commission      IRS Employer
jurisdiction  of   File Number)    Identification No.)
incorporation)


P.O. BOX 4831, Martinsville, Virginia   24115-4831
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(Address of principal executive offices)(Zip Code)


Registrants telephone number, including area code:
540-666-6724
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Item 5.    Other Events
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	This current report on Form 8-K is being filed by MainStreet
Financial Corporation (MainStreet, "Registrant") to report that the Registrant completed its acquisition of Ballston Bancorp, Incorporated, a Delaware corporation, on July 17, 1998, having received all required regulatory and shareholder approvals.

	The shareholders of Ballston Bancorp, Incorporated ("Ballston") met July 15, 1998 and approved the merger. Shares voted for the acquisition of Ballston by MainStreet were 1,444,398, or 89.19%, of the 1,619,474 eligible voting shares outstanding. Holders of no shares abstained, and no shares were voted against the acquisition. Shares not voted were 175,076, or 10.81%.

	Under terms of the agreement, each shareholder of Ballston common stock was to receive the equivalent of $12.04 per share for each share held of Ballston stock. This resulted in an exchange ratio of .4310 shares of MainStreet's common stock for each share of Ballston stock.

	MainStreet is a multi-community bank holding company headquartered in Martinsville, Virginia. It owns twelve community banks ( 49 offices), and two nonbanking subsidiaries. One nonbank subsidiary is a trust company chartered as a limited purpose national banking association and the other is a trust formed under the laws of the State of Delaware, exclusively for the purpose of issuing Trust Securities and investing the proceeds in 8.90% Junior Subordinated Deferrable Interest Debentures issued by the Registrant. MainStreet had total assets of $2.0 billion at June 30, 1998. MainStreet currently serves the following markets: City of Martinsville and Henry County; the City of Galax, Town of Hillsville and Carroll and Grayson Counties; the Towns of Ferrum and Rocky Mount and Franklin County; the Town of Forest, City of Lynchburg and Bedford, Campbell and Amherst Counties; the Town of Stuart and Patrick County; the Towns of Saltville and Chilhowie and Smyth County; the City of Clifton Forge and Alleghany County; the City of Richmond and the Towns of Ashland and Mechanicsville and the Counties of Hanover, Henrico and Chesterfield; the County of Fairfax and the Cities of Reston and McClean, Virginia; the cities of Ballston, Falls Church, Alexandria, and Arlington; the counties of Arlington, Fairfax and Loudoun; the town of College Park, and the counties of Prince George and Montgomery, Maryland and contiguous areas.

Signatures
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	Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      MAINSTREET FINANCIAL CORPORATION

Date:  July 20, 1998                  By:  /s/ James E. Adams
                                             --------------------------
                                             James E. Adams
                                   					     Executive Vice President,
                                             Chief Financial Officer/
                                             Treasurer